EXHIBIT 10.2(d)



                                CHANGE OF CONTROL
                               SEVERANCE AGREEMENT

     THIS AGREEMENT dated as of May 1, 1996 amends, restates and supersedes the provisions of a certain Change of Control Severance Agreement or Amended and Restated Change of Control Severance Agreement between RYDER SYSTEM, INC., a Florida corporation (the "Corporation"), and _____________________________ (the "Executive"), dated as of the _______day of _____________________, 19_____ (the
"Prior Agreement").

                                   WITNESSETH:

     WHEREAS, the Executive is an officer and/or key employee of the Corporation and/or its subsidiaries or affiliates and an integral part of its management; and

     WHEREAS, in order to retain the Executive and to assure both the Executive and the Corporation of the continuity of management in the event of any actual or threatened Change of Control (as defined in Section 2) of the Corporation, the Corporation desires to provide severance benefits to the Executive if the Executive's employment with the Corporation and/or its subsidiaries or affiliates terminates as provided herein concurrent with or subsequent to a Change of Control;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

         l. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall terminate upon the occurrence of the earliest of the events specified below; provided, however, that Section 5, including the release referenced therein, shall survive termination of this Agreement:

                (a) the last day of the Severance Period (as defined in Section 3(f));

                (b) the termination of the Executive's employment by the Corporation or its subsidiaries or affiliates for Death, Disability or Cause, or by the Executive other than for Good Reason (as defined in Section 3(b), (a), and (c) respectively);

                (c) one (1) year following the date of receipt of a mailing (by overnight express mail or registered or certified mail, return receipt requested) or hand delivery to the Executive by the Corporation of written notice of its intent to terminate this Agreement; provided, however, that such written notice shall have been received by the Executive prior to the date of a Change of Control (as defined in Section 2);


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                (d)   three (3) years following the date of a Change of Control
(as defined in Section 2) if the Executive's employment with the Corporation or its subsidiaries or affiliates has not been terminated as of such time; or

                (e) the material breach by the Executive of the provisions of
Section 5, including the release referenced therein.

                Additionally, notwithstanding anything in this Agreement to the contrary, if the Executive should die while receiving severance pay or benefits pursuant to Section 4 as a result of the termination of the Executive's employment by the Corporation or its subsidiaries or affiliates other than for Death, Disability or Cause, or by the Executive for Good Reason (as defined in Sections 3(b), (a), and (c) respectively), this Agreement shall terminate immediately upon the Executive's death and both parties shall be released from all obligations under this Agreement other than those under the release referenced in Section 5(b)(II) and those relating to amounts or benefits which are payable under this Agreement within five (5) business days after the Executive's Date of Termination (if not already paid), are vested under any plan, program, policy or practice, or the Executive is otherwise entitled to receive upon his death, including, but not limited to, life insurance. Any payment due pursuant to the preceding sentence upon the Executive's death shall be made to the estate of the deceased Executive, unless the plan, program, policy, practice or law provides otherwise.

         2. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have occurred if:

                (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) (a "Person") becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the Corporation's outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by any employee benefit plan or plans (or related trust) of the Corporation and its subsidiaries and affiliates or (ii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) of this
Section 2; or

                (b) the individuals who, as of August 18, 1995, constituted the Board of Directors of the Corporation (the "Board" generally and as of August 18, 1995 the "Incumbent Board") cease for any reason to constitute at least two-thirds (2/3) of the Board, provided that any person becoming a director subsequent to August 18, 1995 whose election, or nomination for election, was approved by a vote of the persons comprising at least two-thirds (2/3) of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or


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                (c) there is a reorganization, merger or consolidation of the
Corporation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Corporation's outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Corporation's outstanding common stock and outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Corporation or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (iii) at least two-thirds (2/3) of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                (d) there is a liquidation or dissolution of the Corporation approved by the shareholders; or

                (e) there is a sale of all or substantially all of the assets of the Corporation.

If a Change of Control occurs and if the Executive's employment is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, a Change of Control shall be deemed to have retroactively occurred on the date immediately prior to the date of such termination of employment.

         3.     CERTAIN DEFINITIONS.

                (a) CAUSE. The Executive's employment may be terminated for Cause only if a majority of the Incumbent Board determines that Cause (as defined below) exists. For purposes of this Agreement, "Cause" means (i) an act or acts of fraud, misappropriation, or embezzlement on the Executive's part which result in or are intended to result in his or another's personal enrichment at the expense of the Corporation or its subsidiaries or affiliates,
(ii) conviction of a felony, (iii) conviction of a misdemeanor involving moral turpitude, or (iv) willful failure to report to work for more than thirty (30) continuous days not attributable to eligible vacation or supported by a licensed physician's statement.


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                (b)   DEATH OR DISABILITY.

                      (i) The Executive's employment will be terminated by the Corporation or its subsidiaries or affiliates automatically upon the Executive's death ("Death").

                      (ii) After having established the Executive's Disability (as defined below), the Corporation may give to the Executive written notice of the Corporation's and/or its subsidiaries' or affiliates' intention to terminate the Executive's employment for Disability. The Executive's employment will terminate for Disability effective on the thirtieth (30th) day after the Executive's receipt of such notice (the "Disability Effective Date") if within such thirty (30) day period after such receipt the Executive shall fail to return to full-time performance of his duties. For purposes of this Agreement, "Disability" means disability which after the expiration of more than five (5) months after its commencement is determined to be total and permanent by an independent licensed physician mutually agreeable to the parties.

                In the event of the Executive's termination for Death or Disability, the Executive and, to the extent applicable, his legal representatives, executors, heirs, legatees and beneficiaries, shall have no rights under this Agreement and their sole recourse, if any, shall be under the death or disability provisions of the plans, programs, policies and practices of the Corporation and/or its subsidiaries and affiliates, as appropriate.

                (c) GOOD REASON. For purposes of this Agreement, "Good Reason" means:

                      (i) any failure by the Corporation and/or its subsidiaries or affiliates to furnish the Executive and/or where applicable, his family, with
(A) total annual cash compensation (including annual incentive compensation),
(B) total aggregate value of perquisites, (C) total aggregate value of benefits, or (D) total aggregate value of long term compensation, including but not limited to, stock options, in each case at least equal to or otherwise comparable to in the aggregate or exceeding the highest level received by the Executive from the Corporation and/or its subsidiaries or affiliates during the six (6) month period (or the one (1) year period for compensation, perquisites and benefits which are paid less frequently than every six (6) months) immediately preceding the Change of Control, other than an inadvertent failure remedied by the Corporation within five (5) business days after receipt of notice thereof given by the Executive;

                      (ii) the Corporation's and/or its subsidiaries' or affiliates' requiring the Executive to be based or to perform services at any site or location more than fifteen (15) miles from the site or location at which the Executive is based at the time of the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities (which does not materially exceed the level of travel required of the Executive in the six (6) month period immediately preceding the Change of Control);

                      (iii) any failure by the Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 8(b);


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                      (iv) any failure by the Corporation to pay into the
Trust(s) (as defined in Section 4(c)) the amounts and at the time or times as are required pursuant to the terms of such Trust(s);

                      (v) any purported termination by the Corporation or its subsidiaries or affiliates of the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(d), which purported termination shall not be effective for purposes of this Agreement; or

                      (vi) if the Executive is in management level 14 or above immediately prior to the Change of Control, (A) any assignment to the Executive of duties inconsistent in any material respect with the highest level of the Executive's position (including titles and reporting relationships), authority, responsibilities or status as in effect at any time during the six (6) month period immediately preceding the Change of Control without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold), or (B) any other material adverse change in such position, authority, responsibilities or status without the express prior written consent of the Executive (which consent the Executive has the absolute right to withhold).

                For the purposes of this Section 3(c), any good faith interpretation by the Executive of the foregoing definitions of "Good Reason" shall be conclusive on the Corporation. Additionally, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                (d) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Executive for Good Reason or by the Corporation or its subsidiaries or affiliates for any reason other than Death shall be communicated by a Notice of Termination to the other party, with a copy to the Trustee (as defined in Section 4(c)) hereto given in accordance with Section 9(b). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice or, in the event of Disability, the Disability Effective Date).

                (e) DATE OF TERMINATION. Date of Termination means the date of receipt by the Executive or the Corporation or its subsidiaries or affiliates of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by reason of Death or Disability, the Date of Termination shall be the date of Death of the Executive or the Disability Effective Date, as the case may be.

                (f) SEVERANCE PERIOD.  Unless terminated sooner pursuant to
Section 1, the Severance Period means the period set forth below depending on the Executive's management


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level immediately preceding either the Notice of Termination or, if greater, the
Change of Control, which period shall begin on the day following the Executive's Date of Termination:

             Chief Executive Officer          Three (3) years
             Mgmt. Level 19 or above          Three (3) years
             Mgmt. Level 15-18                Two (2) years
             Mgmt. Level 14                   One (1) year and six (6) months
             Mgmt. Level 13                   One (1) year
             Mgmt. Level 12                   Nine (9) months
             Mgmt. Level 11                   Six (6) months

         4.       OBLIGATIONS OF THE CORPORATION.

                (a)   CIRCUMSTANCES OF TERMINATION.

                      (i) If, within the three (3) year period commencing on a Change of Control of the Corporation, (A) the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for any reason other than for Death, Disability or Cause, or (B) the Executive shall terminate his employment with the Corporation or its subsidiaries or affiliates for Good Reason, the Corporation agrees to provide the Executive with compensation, benefits and perquisites in accordance with the terms and provisions set forth in Subsection (iii) below and the other provisions of this Agreement, and the Executive agrees that he shall be subject to such terms and provisions. The Executive shall not be deemed to have terminated his employment with the Corporation or any of its subsidiaries or affiliates if he leaves the employ of the Corporation or any of its subsidiaries or affiliates for immediate reemployment with the Corporation or any of its subsidiaries or affiliates.

                      (ii) If during the term of this Agreement, (A) the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for Death, Disability or Cause or (B) the Executive shall terminate his employment with the Corporation or its subsidiaries or affiliates other than for Good Reason, then the Executive shall not be entitled to any of the benefits set forth in Subsection (iii) below or in any other section of this Agreement, except to the extent of the amounts which represent vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of the Corporation or any of its subsidiaries or affiliates at or subsequent to the Executive's Date of Termination.

                      (iii) If the Executive is entitled to receive severance pay and benefits under Subsection (i) above, the Corporation agrees to provide the Executive with the following compensation, benefits and perquisites, subject to Section 5(b):

                             (I) CASH ENTITLEMENT. The Corporation and/or the Trustee (as defined in Section 4(c)) shall pay to the Executive the aggregate of the amounts determined pursuant to clauses a through f below:

                                      a.  UNPAID SALARY AND VACATION.  If not
         already paid, the Executive's base salary and unused vacation entitlement through the Executive's Date of Termination at the rate in effect at the time the Notice of Termination was given, or if greater, at the highest rate in effect during the six (6) month period immediately preceding the Change of Control.


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                                      b.  SALARY MULTIPLE.  The Executive's
         annual base salary at the rate in effect at the time the Notice of Termination was given, or if greater, at the highest rate in effect during the six (6) month period immediately preceding the Change of Control ("Annual Base Salary"), MULTIPLIED BY the following salary multiple depending on the Executive's management level immediately preceding either the Notice of Termination or, if greater, the Change of Control:

                          Chief Executive Officer            3
                          Mgmt. Level 19 or above            3
                          Mgmt. Level 15-18                  2
                          Mgmt. Level 14                     1.5
                          Mgmt. Level 13                     1
                          Mgmt. Level 12                     .75
                          Mgmt. Level 11                     .5

                                      c.  TENURE - RELATED BONUS.  An amount
         equal to the PRODUCT OF (i) the Executive's Annual Base Salary MULTIPLIED BY (ii) the stated maximum bonus opportunity percentage available to the Executive under the respective incentive compensation plan immediately preceding either the Notice of Termination or, if greater, the Change of Control MULTIPLIED BY (iii) the "Executive's Three Year Average Bonus Percentage" (as defined below) (the product of
         (i), (ii) and (iii) hereinafter referred to as the "Bonus Opportunity") MULTIPLIED BY the number of the Executive's full and prorated partial years of service with the Corporation and/or its subsidiaries or affiliates, subject to a maximum of twelve (12) years, divided by twelve (12).

                             The "Executive's Three Year Average Bonus
         Percentage" is the SUM OF the bonus percentages paid to the Executive DIVIDED BY the stated maximum bonus opportunity percentages available to the Executive rounded to one decimal place (e.g., 86.3%) FOR EACH OF the three (3) fiscal years immediately preceding either the Notice of Termination or, if greater, the Change of Control DIVIDED BY three (3).

                             If the Executive has been employed by the Corporation and/or its subsidiaries or affiliates for less than three
         (3) fiscal years prior to the Change of Control, or if the Executive was not eligible to receive an incentive compensation award pursuant to an incentive compensation plan of the Corporation and/or its subsidiaries or affiliates for one (1) or more of the three (3) fiscal years immediately preceding either the Change of Control or the Notice of Termination, the bonus percentage to be applied in the "Executive's Three Year Bonus Percentage" calculation for any year in which the Executive was not employed or eligible to receive an incentive award will be the average bonus percentage paid for such year to all executives in the Corporation or the Executive's respective division, as appropriate, with a stated maximum bonus opportunity level similar to that of the Executive immediately preceding either the Notice of Termination or, if greater, the Change of Control DIVIDED BY the average stated maximum bonus opportunity available to these executives rounded to one decimal place (e.g., 86.3%).

              CALCULATION EXAMPLE OF EXECUTIVE'S THREE YEAR AVERAGE
                                BONUS PERCENTAGE

                                                  (2)
                              (1)                STATED            (1)/(2)
                             BONUS               MAXIMUM           BONUS
                             PERCENTAGE          BONUS             OPPORTUNITY
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              YEAR           PAID                OPPORTUNITY       PERCENT
              ----           ----------          -----------       -------
                1              55.1%               60.0%             91.8%
                2              71.8%               80.0%             89.8%
                3             102.0%              100.0%            102.0%
                                                                    ------
              Sum                                                   283.6%

         Executive's Three Year Average
         Bonus Percentage (Sum DIVIDED BY 3)                         94.5%

                                      d.    BONUS MULTIPLE.  For the Chief
         Executive Officer and executives in management level 17 and above ONLY, an amount equal to the PRODUCT OF the Bonus Opportunity determined in clause c above MULTIPLIED BY the following multiple depending on the Executive's management level immediately preceding either the Notice of Termination or, if greater, the Change of Control:

                         Chief Executive Officer                2
                         Mgmt. Level 17 or above                1

                                      e.    CHANGE OF CONTROL YEAR BONUS.  If
         the Executive has not yet been paid an incentive compensation award for the calendar year in which the Change of Control occurred in accordance with the terms of the respective incentive compensation plan in effect immediately preceding the Change of Control, the Executive shall receive an amount equal to the PRODUCT OF (i) the actual salary earned by the Executive during the calendar year in which the Change of Control occurred MULTIPLIED BY (ii) the sum of (a) the greater of actual company performance or eighty percent (80%) of maximum company performance opportunity for such calendar year under the respective incentive compensation plan as in effect immediately preceding the Change of Control PLUS (b) the greater of actual individual performance or eighty percent (80%) of maximum individual performance opportunity for the Executive for such calendar year under the respective incentive compensation plan as in effect immediately preceding the Change of Control; provided, however, if a "Big Six" accounting firm chosen by the Corporation does not verify the actual company and individual performance in accordance with the terms of the respective incentive compensation plan in effect immediately preceding the Change of Control, the Executive shall receive an amount equal to the PRODUCT OF
         (i) above MULTIPLIED BY the sum of (a) one hundred percent (100%) of maximum company performance opportunity for such calendar year under the respective incentive compensation plan as in effect immediately preceding the Change of Control PLUS (b) one hundred percent (100%) of maximum individual performance opportunity for the Executive for such calendar year under the respective incentive compensation plan as in effect immediately preceding the Change of Control.

                                      f.    PRIOR YEAR BONUS.  If bonuses for
         the calendar year prior to the Executive's Date of Termination (other than those payable pursuant to clause e above) have been distributed and the Executive is entitled to and has not yet been paid his incentive compensation award for such calendar year, and his Date of Termination is subsequent to the incentive compensation award payment date for such calendar year, then the Executive shall receive an additional amount equal to the PRODUCT OF the actual salary earned by the Executive during the prior calendar year MULTIPLIED BY the actual bonus percentage approved for the Executive for such calendar year under the respective incentive compensation plan.


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                             The Corporation and/or the Trustee (as defined in
         Section 4(c)) shall pay to the Executive the aggregate of the amounts determined pursuant to clauses a through d and clause f above in a lump sum by cashier's check within five (5) business days after the later of the Executive's Date of Termination or the date of receipt by the Corporation and the Trustee (as defined in Section 4(c)) of the Executive's written demand for payment accompanied by notarized copies of the Notice of Termination, release and, to the extent applicable, letter of resignation (as described in Section 5(b)(II)). The Corporation and/or the Trustee (as defined in Section 4(c)) shall pay to the Executive the amount determined pursuant to clause e above by cashier's check no later than (i) the first March 15th following the calendar year in which the Change of Control occurred or (ii) five (5) business days after the later of the Executive's Date of Termination or the date of receipt by the Corporation and the Trustee (as defined in Section 4(c)) of the Executive's written demand for payment accompanied by notarized copies of the Notice of Termination, release and, to the extent applicable, letter of resignation (as described in Section 5(b)(II)), whichever is the last to occur.

                             (II) MEDICAL, DENTAL, DISABILITY, LIFE INSURANCE AND OTHER SIMILAR PLANS AND PROGRAMS. Until the earliest to occur of
         (i) the last day of the Severance Period, (ii) the date on which the Executive becomes eligible for the designated or comparable coverage as an employee of another employer which provides or offers such coverage to its employees, or (iii) in the case of benefits requiring employee contributions, the date the Executive fails to make such contributions pursuant to the Corporation's or the plan's instructions (which instructions shall be reasonable and given to the Executive by the Corporation within five (5) business days following the Executive's Date of Termination) or otherwise cancels his coverage in accordance with plan provisions (the "Benefits Continuation Period"), the Corporation shall continue to provide all benefits which the Executive and/or his family is or would have been entitled to receive under all medical, dental, disability, supplemental life, group life, and accidental death and dismemberment insurance plans and programs, and other similar plans and programs of the Corporation and/or its subsidiaries or affiliates not otherwise provided for in this Agreement, in each case on a basis providing the Executive and/or his family with the opportunity to receive benefits at least equal to the greatest level of benefits provided by the Corporation and/or its subsidiaries or affiliates for the Executive under such plans and programs if and as in effect at any time during the six (6) month period immediately preceding either the Notice of Termination or, if greater, the Change of Control whether or not such plans or programs were in effect at the time of the execution of this Agreement. The non-contributory benefits will be paid for by the Corporation. The medical and dental plan benefits, to the extent applicable, will be provided in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), except that the Corporation shall pay the COBRA premiums for the standard medical and dental plan benefits during the Benefits Continuation Period minus the Executive's contributory obligation determined as if the Executive were still an executive employee of the Corporation. If the Executive's participation in any such plan or program is barred by COBRA or for any other reason, the Corporation shall pay or provide for payment of such benefits or substantially similar benefits to the Executive and/or his family. Upon termination of his coverage under this paragraph, the Executive may be eligible under COBRA to continue some of his benefits for an additional period of time. If such is the case, the Executive will be responsible for the entire COBRA premium. Additionally, the Executive has thirty-one (31) days from the last day of coverage in which to convert his group life insurance to an individual policy. The Executive must arrange for conversion through an agent of Standard Insurance Company of America, or such other insurance company as is then providing coverage.


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                             (III) CAR. a. If, immediately prior to the Change
         of Control, the Executive was assigned a car and was in management level 14 or above, within five (5) business days after the Executive's Date of Termination, the Corporation shall transfer to the Executive free and clear title to the car assigned to the Executive on the Executive's Date of Termination, if any, or if the Executive chooses, to a car comparable to that assigned to the Executive at any time during the six (6) month period immediately preceding the Change of Control.

                                      b.    If, immediately prior to the Change
         of Control, the Executive was assigned a car and was in management level 13 or below, then the following provisions will apply:

                             If the Executive has less than one (1) full year of service with the Corporation and/or its subsidiaries or affiliates, the Executive may purchase from the Corporation free and clear title to the car assigned to the Executive on the Executive's Date of Termination, if any, or if the Executive chooses, to a car comparable to that assigned to the Executive at any time during the six (6) month period immediately preceding the Change of Control, for the average retail value of the car listed in the National Automobile Dealer's Association, Official Used Car Guide as of the date of the purchase, less $1,000.

                             If the Executive has one (1) or more but fewer than five (5) full years of service with the Corporation and/or its subsidiaries or affiliates, the Executive may purchase from the Corporation free and clear title to the car assigned to the Executive on the Executive's Date of Termination, if any, or if the Executive chooses, to a car comparable to that assigned to the Executive at any time during the six (6) month period immediately preceding the Change of Control, for fifty percent (50%) of the average retail value of the car listed in the National Automobile Dealer's Association, Official Used Car Guide as of the date of the purchase.

                             If the Executive has completed five (5) or more full years of service with the Corporation and/or its subsidiaries or affiliates, the Corporation shall transfer to the Executive free and clear title to the car assigned to the Executive on the Executive's Date of Termination, if any, or if the Executive chooses, to a car comparable to that assigned to the Executive at any time during the six
         (6) month period immediately preceding the Change of Control.

                             Purchase arrangements and title transfer must be completed within five (5) business days after the Executive's Date of Termination.

                                      c.    The Executive will be responsible
         for the sales tax on transfer of the car as well as for all insurance, maintenance, taxes and other liabilities associated with the car after title transfer. Additionally, the Corporation shall assign to the Executive all claims for breach of warranty and other similar matters against the vendor and manufacturer of the car. The Executive agrees to accept such car in an "As-Is" condition. THE EXECUTIVE WAS SOLELY RESPONSIBLE FOR THE SELECTION AND MAINTENANCE OF THE CAR AND THEREFORE ACKNOWLEDGES THAT THE CORPORATION DOES NOT MAKE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CAR, INCLUDING, BUT NOT LIMITED TO THE CONDITION OR DESIGN OF

         THE CAR, ANY LATENT DEFECTS OF THE CAR, THE MERCHANTABILITY OF THE CAR OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.

                                      d.    Notwithstanding the Executive's
         management level, if the Executive was receiving a car allowance immediately preceding the Change of Control, the Corporation and/or the Trustee (as defined in Section 4(c)) shall pay to the Executive, in a lump sum by cashier's check within five (5) business days after the later of the Executive's Date of Termination or the date of receipt by the Corporation and the Trustee (as defined in Section 4(c)) of the Executive's written demand for payment accompanied by notarized copies of the Notice of Termination, release and, to the extent applicable, letter of resignation (as described in Section 5(b)(II)), an amount equal to the PRODUCT OF the Executive's monthly car allowance in effect at the time the Notice of Termination was given, or if greater, the highest monthly car allowance in effect for the Executive during the six (6) month period immediately preceding the Change of Control, MULTIPLIED BY the salary multiple for the Executive set forth in clause
         (I)b above MULTIPLIED BY 12.

                                      e.    The Executive shall not be entitled
         to any car telephone provided by the Corporation or its subsidiaries or affiliates and such car telephone, if applicable, shall be returned to the Corporation immediately upon title transfer.

                                      (IV)       OUTPLACEMENT.  The Corporation
         and/or the Trustee (as defined in Section 4(c)) shall pay to the Executive, in a lump sum by cashier's check within five (5) business days after the later of the Executive's Date of Termination or the date of receipt by the Corporation and the Trustee (as defined in Section 4(c)) of the Executive's written demand for payment accompanied by notarized copies of the Notice of Termination, release and, to the extent applicable, letter of resignation (as described in Section 5(b)(II)), an amount equal to twenty percent (20%) of the aggregate of the Executive's Annual Base Salary and Bonus Opportunity (as defined in clauses (I)b and (I)c above respectively), subject to a maximum cost of $50,000 if the Executive was in management level 11-19 immediately prior to either the Notice of Termination, or if greater, the Change of Control and a maximum cost of $75,000 if the Executive was above management level 19 or Chief Executive Officer immediately prior to either the Notice of Termination, or if greater, the Change of Control, which amount may be used by the Executive as he sees fit and, at his sole discretion, in seeking new employment, including outplacement services.

                             (V) PERQUISITE, COUNTRY CLUB, FINANCIAL
         PLANNING/TAX PREPARATION, AND EXECUTIVE PHYSICAL ALLOWANCES. The Corporation and/or the Trustee (as defined in Section 4(c)) shall pay to the Executive, in a lump sum by cashier's check within five (5) business days after the later of the Executive's Date of Termination or the date of receipt by the Corporation and the Trustee (as defined in Section 4(c)) of the Executive's written demand for payment accompanied by notarized copies of the Notice of Termination, release and, to the extent applicable, letter of resignation (as described in Section 5(b)(II)), an amount equal to the perquisite, country club, financial planning/tax preparation and executive physical allowances, as appropriate, the Executive would have been entitled to receive under the plans, programs, policies and practices of the Corporation and/or its subsidiaries or affiliates for the twelve (12) month perquisite and financial planning/tax preparation payment period of the Corporation or the Executive's respective division, as appropriate (i.e., January - December or September - August), in which the Notice of Termination was given, if not yet paid, and one (1) additional twelve (12) month period thereafter, but in no event for longer than the Severance Period, in each case on a basis providing the Executive with benefits at least equal to the greatest level of benefits provided by the Corporation and/or its subsidiaries or affiliates for the Executive under such plans, programs, policies and practices if and as in effect at any time during the six (6) month period immediately preceding either the Notice of Termination, or if greater, the Change of Control.

                             (VI) SPLIT-DOLLAR LIFE INSURANCE AND DEFERRED COMPENSATION. Notwithstanding anything in the applicable agreements, plans or policies to the contrary, if the Executive is covered by the Corporation's split-dollar life insurance with its attendant deferred compensation benefit on his Date of Termination, and the Executive wishes to retain both the life insurance coverage and its future deferred compensation benefit, the Executive may purchase the policy from the Corporation by paying the Corporation an amount equal to the cash value of the policy. If the Executive elects to purchase the policy from the Corporation, the Executive will have all the benefits inherent in ownership of the whole-life policy, including the cash value of the policy.

                             If the Executive wishes to retain the life insurance coverage only, the Executive may convert the policy by forfeiting the deferred compensation benefit. If the Executive chooses this alternative, the Corporation will transfer ownership of the policy to the Executive, and contemporaneously the Executive will execute an agreement relinquishing the deferred compensation benefit. This alternative transfers the entire cash value of the policy to the Executive and relieves the Corporation of the administrative record-keeping associated with the Executive's deferred compensation benefit.

                             The Executive must notify the Corporation of his election for the transfer of his split-dollar life insurance policy and deferred compensation benefit within thirty (30) days following the Executive's Date of Termination and the Corporation shall complete the transfer immediately upon receipt of such notice and the required payment or executed agreement.

                (b) GROSS-UP FOR EXCISE TAX. In the event that it shall be determined that any payment or benefit by the Corporation to or for the benefit of the Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by the Executive in connection with or as a result of the Change of Control or the Executive's termination of employment or any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation ("Change of Control Payments") shall be subject to the tax (the "Excise Tax") imposed by Section 4999 (or any successor section) of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), the Corporation and/or the Trustee (as defined in Paragraph 4(c)) shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after (i) payment of any Excise Tax on the Change of Control Payments and (ii) payment of any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change of Control Payments. The determination of whether the Executive is subject to the Excise Tax and the amount of the Gross-Up Payment, if any, shall be made by a "Big Six" accounting firm chosen by the Trustee (as defined in Section 4(c)) and reasonably agreeable to the Executive, which determination shall be binding upon the Executive and the Corporation. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made in the state or locality of the Executive's residence on the Executive's Date of Termination. The Gross-Up Payment shall be paid to the Executive by cashier's check within five (5) business days following the receipt by the Trustee (as defined in

Section 4(c)) of the Gross-Up Payment determination from the selected "Big Six" accounting firm.

                (c)   TRUST(S).

                      (i) In order to ensure in the event of a Change of Control that timely payment will be made of certain obligations of the Corporation to the Executive provided for under this Agreement, the Corporation shall pay into one or more trust(s) (the "Trust(s)") established between the Corporation and any financial institution with assets in excess of $100 million selected by the Corporation prior to the Change of Control, as trustee (the "Trustee"), such amounts and at such time or times as are required in order to fully pay all amounts due the Executive pursuant to Section 4 that are payable in cash or by cashier's check, or as are otherwise required pursuant to the terms of the Trust(s). Thereafter, all such payments required to be paid hereunder shall be made out of the Trust(s); provided, however, that the Corporation shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which there are insufficient funds in the Trust(s), for which no funding of the Trust(s) is required or in the event that the Trustee fails to make such payment to the Executive within the time frames set forth in this Agreement. Prior to the Change of Control, and to the extent necessary because of a change in the Trustee, after the Change of Control, the Corporation shall provide the Executive with the name and address of the Trustee.

                      (ii) For purposes of this Agreement, the term "the Corporation and/or the Trustee" shall mean the Trustee to the extent the Corporation has put funds in the Trust(s) and the Corporation to the extent the Corporation has not funded or fully funded the Trust(s); provided, however, that in accordance with Subsection (i) above, the Corporation shall retain liability for and pay the Executive any amounts or provide for such other benefits due the Executive under this Agreement for which the Trustee fails to make adequate payment to the Executive within the time frames set forth in this Agreement.

         5.     OBLIGATIONS OF THE EXECUTIVE.

                (a) COVENANT OF CONFIDENTIALITY. All documents, records, techniques, business secrets and other information of the Corporation, its subsidiaries and affiliates, which have or will come into the Executive's possession from time to time during the Executive's affiliation with the Corporation and/or any of its subsidiaries or affiliates and which the Corporation treats as confidential and proprietary to the Corporation and/or any of its subsidiaries or affiliates shall be deemed as such by the Executive and shall be the sole and exclusive property of the Corporation, its subsidiaries and affiliates. The Executive agrees that the Executive will keep confidential and not use or divulge to any other party any of the Corporation's or its subsidiaries' or affiliates' confidential information and business secrets, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public. Additionally, the Executive agrees that upon his termination of employment, the Executive shall promptly return to the Corporation any and all confidential and proprietary information of the Corporation and/or its subsidiaries or affiliates that is in his possession.

                (b) If, within the three (3) year period commencing on a Change of Control of the Corporation, (i) the Corporation or its subsidiaries or affiliates shall terminate the Executive's employment for any reason other than for Death, Disability or Cause, or (ii) the Executive shall terminate his employment with the Corporation or its subsidiaries or affiliates for Good Reason, and the Executive shall elect to receive severance pay and benefits in accordance with Section 4, the Executive shall be subject to the following additional provisions:

                             (I) COVENANT AGAINST COMPETITION AND SOLICITATION. During the Severance Period (without any reduction or modification) or the one (1) year period following the Executive's Date of Termination, whichever is shorter, the Executive shall not, without the prior written consent of the Corporation's Chief Executive Officer, directly or indirectly engage or become a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in any business, proprietorship, association, firm or corporation not owned or controlled by the Corporation or its subsidiaries or affiliates which is engaged or proposes to engage or hereafter engages in a business competitive directly with the business conducted by the Corporation or any of its subsidiaries or affiliates immediately prior to the Change of Control in any geographic area where such business of the Corporation or its subsidiaries or affiliates is conducted; provided, however, that the Executive is not prohibited from owning one percent (1%) or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange.

                      During the Severance Period (without any reduction or modification) or the one (1) year period following the Executive's Date of Termination, whichever is shorter, the Executive shall not, either on the Executive's own account or for any person, firm or company, solicit, interfere with or induce, or attempt to induce, any employee of the Corporation or any of its subsidiaries or affiliates to leave his employment or to breach his employment agreement, if any.

                      (II) RELEASE. Upon the Executive's termination of employment, the Executive and the Corporation shall execute a release agreement in the form attached as Exhibit A. The only condition to the Executive's receipt of any payments or benefits pursuant to this Agreement shall be his tender of such release, executed by him, to the Corporation, and the Executive's obligations and limitations under such release as executed by him shall be conditioned upon the execution of such release by the Corporation and delivery to the Executive within thirty (30) days of the Executive's tender thereof to the Corporation. In addition, to the extent applicable, upon the Executive's termination of employment, the Executive shall execute a resignation letter in the form attached as Exhibit B.

                      (III) AMENDMENT. The Covenant Against Competition and Solicitation and Release may be amended from time to time solely to comply with any federal, state or local law in order to effectuate their intent.

                (c) SPECIFIC REMEDY. The Executive acknowledges and agrees that if the Executive commits a material breach of the Covenant of Confidentiality or, if applicable, the Covenant Against Competition and Solicitation (as provided in Subsections (a) and (b) above), the Corporation shall have the right to have the covenant specifically enforced by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Corporation, and that money damages will not provide an adequate remedy to the Corporation. The Executive further acknowledges and agrees that the Covenant of Confidentiality and, if applicable, the Covenant Against Competition and Solicitation, contained in this Agreement are fair, do not unreasonably restrict the Executive's future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement. In addition, once the Executive makes an election to receive severance pay and benefits pursuant to

Section 4 and is subject to Subsection (b) above, the Executive shall have no right to return any amounts or benefits that are already paid or to refuse to accept any amounts or benefits that are payable in the future in lieu of his specific performance of his obligations under Subsection (b) above.

         6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Corporation or any of its subsidiaries or affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under such plans, programs, policies or practices or under any stock option or other agreements with the Corporation or any of its subsidiaries or affiliates, specifically including but not limited to the Corporation's 1980 and 1995 Stock Incentive Plans, the deferred compensation agreements, the Corporation's and/or its subsidiaries' or affiliates' retirement, 401(k) and profit sharing plans, the Corporation's Benefit Restoration Plan, Savings Restoration Plan, supplemental disability and retiree life insurance. In the event there are any amounts which represent vested benefits or which the Executive is otherwise entitled to receive under these or any other plans, programs, policies or practices, including any plan, program, policy or practice adopted after the execution of this Agreement, of the Corporation or any of its subsidiaries or affiliates at or subsequent to the Executive's Date of Termination, the Corporation shall pay or cause the relevant plan, program, policy or practice to pay such amounts, to the extent not already paid, in accordance with the provisions of such plan, program, policy or practice. The phrase "Termination Date" as used in the Corporation's 1980 and 1995 Stock Incentive Plans shall mean the end of the Severance Period with respect to Non-Qualified Stock Options granted to the Executive, if any, pursuant to such plan, and the Executive's Date of Termination with respect to Incentive Stock Options and Restricted Stock Rights granted to the Executive, if any, thereunder. The last day of the Severance Period will be considered to be the Executive's termination date for purposes of the Executive's deferred compensation agreement(s), if any.

         7. FULL SETTLEMENT. Except as specifically provided otherwise in this Agreement, the Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others. The Executive shall not be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement nor, except as specifically provided otherwise in this Agreement, shall the amount of any payment provided for under this Agreement be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The Corporation agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, the Executive or others of the validity or enforceability of, or liability under any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded daily, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the greater of (a) two percent (2%) over the base or prime commercial lending rate announced by the First National Bank of Boston in effect from time to time during the period of such nonpayment or (b) eighteen percent (18%), but in no event greater than the highest interest rate permitted by law for such payments.

         8. SUCCESSORS. (a) This Agreement is personal to the Executive and the Executive does not have the right to assign this Agreement or any interest herein.

                (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place, by a written agreement in form and substance reasonably satisfactory to the Executive, delivered to the Executive within five (5) business days after such succession. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         9. MISCELLANEOUS. (a) This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, without reference to principles of conflict of laws. The parties agree to submit to the non-exclusive jurisdiction of the courts in the state of Florida. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Except as provided in Section 5(b)(III), this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                (b) All notices and other communications hereunder shall be in writing and shall be given to the other party and/or the Trustee, as applicable, by hand delivery, by overnight express mail or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      IF TO THE EXECUTIVE: at the Executive's last address appearing in the payroll/personnel records of the Corporation;

                      IF TO THE CORPORATION:
                      Ryder System, Inc.
                      3600 N.W. 82nd Avenue
                      Miami, Florida 33166
                      Attention:  General Counsel

                      IF TO THE TRUSTEE:  at the address provided pursuant to
Section 4(c);

or to such other address as either party or the Trustee shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                (d) The Executive understands and acknowledges that the payment and benefits provided to the Executive pursuant to this Agreement may be unsecured obligations of the Corporation. The Executive further understands and acknowledges that the payments and benefits under this Agreement may be compensation and as such may be included in either the Executive's W-2 earnings statements or 1099 statements. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation, as well as any other deductions consented to in writing by the Executive.

                (e) This Agreement, including its attached Exhibits, contains the entire understanding of the Corporation and the Executive with respect to the subject matter hereof. No agreements or representations, oral or written, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement and its attached Exhibits.

                (f) The employment of the Executive by the Corporation or its subsidiaries or affiliates may be terminated by either the Executive or the Corporation or its subsidiaries or affiliates at any time and for any reason, with or without cause. Nothing contained in this Agreement shall affect such rights to terminate; provided, however, that nothing in this Section 9(f) shall prevent the terms and provisions of this Agreement from being enforced in the event of a termination described in Section 4(a).

                (g) Whenever used in this Agreement, the masculine gender shall include the feminine or neuter wherever necessary or appropriate and vice versa and the singular shall include the plural and vice versa.

                (h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         10. AMENDMENT AND RESTATEMENT. The Corporation and the Executive agree that this Agreement amends and correctly restates the entire agreement between the parties as of May 1, 1996; that the provisions of this Agreement supersede and replace the provisions of the Prior Agreement; and that the terms and provisions of this Agreement shall be binding on the Corporation and the Executive in all respects.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused these presents to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its assistant secretary, all as of the day and year first above written.



----------------------------                   ----------------------------
Witness                                        Executive


----------------------------                   ----------------------------
Witness                                        Social Security Number

ATTEST:                                        RYDER SYSTEM, INC.
                                               (the "Corporation")

____________________________                   By:__________________________
Assistant Secretary                                 Executive Vice President

         (Seal)

                                CHANGE OF CONTROL
                               SEVERANCE AGREEMENT

                                    EXHIBIT A

                            MUTUAL RELEASE AGREEMENT

         FOR AND IN CONSIDERATION OF (A) THE PAYMENT TO (EXECUTIVE'S NAME) OF THE SEVERANCE BENEFITS PURSUANT TO THE CHANGE OF CONTROL SEVERANCE AGREEMENT BETWEEN RYDER SYSTEM, INC. ("THE CORPORATION") AND (EXECUTIVE'S NAME) DATED MAY 1, 1996 (THE "CHANGE OF CONTROL SEVERANCE AGREEMENT") AND (B) THE EXECUTION OF THIS MUTUAL RELEASE AGREEMENT (THE "RELEASE AGREEMENT") BY BOTH THE CORPORATION AND (EXECUTIVE'S NAME), WITH THE EXECUTION OF THIS RELEASE AGREEMENT BY THE CORPORATION AND THE DELIVERY THEREOF TO (EXECUTIVE'S NAME) OCCURRING WITHIN THIRTY (30) DAYS OF (EXECUTIVE'S NAME)'S TENDER OF THIS RELEASE AGREEMENT TO THE CORPORATION, (EXECUTIVE'S NAME), ON BEHALF OF HIMSELF/HERSELF, HIS/HER HEIRS, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE "EXECUTIVE"), AND THE CORPORATION, ON BEHALF OF ITSELF, AND AS AGENT FOR ALL OF ITS SUBSIDIARIES AND AFFILIATES, THEIR CURRENT AND FORMER AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY "RYDER"), HEREBY RELEASE AND FOREVER DISCHARGE EACH OTHER AND RYDER FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, AND CAUSES OF ACTION, AND ALL LIABILITY WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, WHICH THEY HAVE OR MAY HAVE AGAINST EACH OTHER AND RYDER AS A RESULT OF THE EXECUTIVE'S EMPLOYMENT BY AND SUBSEQUENT TERMINATION AS AN EMPLOYEE OF RYDER, UP TO THE DATE OF THE EXECUTION OF THIS RELEASE AGREEMENT. THIS INCLUDES BUT IS NOT LIMITED TO CLAIMS AT LAW OR EQUITY OR SOUNDING IN CONTRACT (EXPRESS OR IMPLIED) OR TORT ARISING UNDER FEDERAL, STATE, OR LOCAL LAWS PROHIBITING AGE, SEX, RACE, DISABILITY, VETERAN OR ANY OTHER FORMS OF DISCRIMINATION. THIS FURTHER INCLUDES ANY AND ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (ERISA), AS AMENDED, OR CLAIMS GROWING OUT OF ANY LEGAL RESTRICTIONS ON RYDER'S RIGHT TO TERMINATE ITS EMPLOYEES.

         This Release Agreement does not release Ryder or the Executive from any of their current, future or ongoing obligations under the Change of Control Severance Agreement, specifically including but not limited to cash payments and benefits due the Executive in the case of the Corporation, and the Covenant of Confidentiality and, to the extent applicable, the Covenant Against Competition and Solicitation, in the case of the Executive.

         The Executive and the Corporation understand and agree that this Release Agreement and the Change of Control Severance Agreement shall not in any way be construed as an admission by Ryder or the Executive of any unlawful or wrongful acts whatsoever against each other or any other person, and both Ryder and the Executive specifically disclaim any liability to or wrongful acts against each other or any other person.

         The Corporation and the Executive agree that the terms and provisions of this Release Agreement and the Change of Control Severance Agreement, as well as any and all incidents leading to or resulting from this Release Agreement and the Change of Control Severance Agreement, are confidential and may not be discussed with anyone without the prior written consent of the other party, except as required by law; provided, however, that the Executive and the Corporation or its successor agree to immediately give the other party notice of any request to discuss this Release Agreement or the Change of Control Severance Agreement and to provide the other party with the opportunity to contest such request prior to their response.

         This Release Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of conflict of laws. Except as provided in Section 5(b)(III) of the Change of Control Severance Agreement, this Release Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision of this Release Agreement.

WE CERTIFY THAT WE HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, HAVE NEGOTIATED AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS RELEASE AGREEMENT, THAT WE HAVE HAD ADEQUATE TIME TO REVIEW AND CONSIDER THE PROVISIONS OF THIS RELEASE AGREEMENT, AND THAT WE ARE SIGNING THIS RELEASE AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE. IN ADDITION, THE EXECUTIVE FURTHER CERTIFIES THAT THE EXECUTIVE HAS BEEN ADVISED BY THE CORPORATION THAT THE EXECUTIVE SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE AGREEMENT.

         Dated this______day of _________________, 19__.

----------------------------           ----------------------------
Witness                                Executive

----------------------------           ----------------------------
Witness                                Social Security Number

ATTEST:                                RYDER SYSTEM, INC., on behalf of
                                       itself and as agent for the Corporation

____________________________           By:__________________________
Secretary

                  (Seal)               Its:__________________________

Executive's Date of Termination:_______________________________________

STATE OF  _________    )
                       ) ss:
COUNTY OF __________   )


Before me personally appeared __________, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he/she executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal this______day of ______________, 19__.



                                                      -------------------------
                                                             Notary Public

My Commission Expires:

________________________                                            (Seal)



STATE OF  __________        )
                       ) ss:
COUNTY OF _________    )


Before me personally appeared _______________ and __________________, to me well known and known to me to be the ___________________ and _______________________
of Ryder System, Inc. who executed the foregoing instrument, and acknowledged to and before me that they executed said instrument for the purposes therein expressed.

WITNESS my hand and official seal this _____ day of ______________, 19__.



                                                -------------------------
                                                       Notary Public

My Commission Expires:

_______________________                                    (Seal)

                                CHANGE OF CONTROL
                               SEVERANCE AGREEMENT

                                    EXHIBIT B

                               RESIGNATION LETTER



TO THE BOARD OF DIRECTORS
OF RYDER SYSTEM, INC.



Gentlemen:

Effective immediately, I hereby resign as an officer and/or director of Ryder System, Inc. and/or its subsidiaries and affiliates and, to the extent applicable, from all committees of which I am a member.

                                            Sincerely,



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                                            Executive's Name

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                                            Date